UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
July 12, 2012
Steadfast Income REIT, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	000-54674	27-0351641
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
18100 Von Karman Avenue, Suite 500
Irvine, California 92612
(Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (949) 852-0700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.
As discussed in more detail below, on June 12, 2012, the Board of Directors of Steadfast Income REIT, Inc. (the “Company”) determined an estimated net asset value per share of the Company's common stock of $10.24 as of March 31, 2012. On June 13, 2012, the Company distributed a letter to its stockholders regarding the Company's estimated net asset value per share. On June 13, 2012, the Company also issued a press release relating to the determination by the Company's Board of Directors of the estimated net asset value per share of common stock. The full text of the letter to stockholders and press release regarding the estimated value per share are attached as Exhibit 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated by reference into this Item 7.01.
The information in this Item 7.01 of Form 8-K and the attached Exhibits 99.1 and 99.2 are furnished to the U.S. Securities and Exchange Commission (the “SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.
Item 8.01    Other Events.
The Determination by the Company’s Board of Directors of the Company’s Estimated Net Asset Value per Share and Related Distribution per Share
On July 12, 2012, the Company’s Board of Directors determined an estimated net asset value per share of the Company’s common stock of $10.24 as of March 31, 2012. In determining an estimated net asset value per share of common stock, the Company’s Board of Directors relied upon information provided in a report (the “Valuation Report”) by Steadfast Income Advisor, LLC, the Company’s advisor (the “Advisor”), and its experience with, and knowledge about, the real estate portfolio of 11 multifamily properties that the Company owned as of March 31, 2012. As a result of the determination of the estimated net asset value per share of the Company's common stock as of March 31, 2012, effective September 10, 2012, the offering price of the Company’s common stock in the Company's ongoing public offering will increase from the current price of $10.00 per share to $10.24 per share. Effective September 10, 2012, redemptions under the Company’s share repurchase plan will be redeemed at a price at, or at a discount to, the new offering price of $10.24. Additionally, beginning September 10, 2012, participants in the Company’s distribution reinvestment plan will have cash distributions reinvested in shares of the Company’s common stock at a price of $9.73 per share, or 95% of the new offering price.
Effective September 10, 2012, the Company’s Board of Directors increased the amount of distributions paid on each share of the Company’s common stock from $0.001917 per share per day to $0.001964 per share per day, which, if paid each day over a 365-day period, is equivalent to a 7.0% annualized distribution rate based on the new offering price of $10.24 per share.
The Company is providing the estimated net asset value per share to assist broker-dealers and stockholders in their evaluation of the Company. The objective of the Company’s Board of Directors in determining the estimated net asset value per share was to arrive at a value, based on the most recent data available, that it believed was reasonable based on methodologies that it deemed appropriate after consultation with the Advisor. The estimated net asset value per share is based on (x) the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by (y) the number of outstanding shares of the Company’s common stock, all as of March 31, 2012. Investors are cautioned that the market for commercial real estate can fluctuate quickly and substantially and values of the Company’s assets and liabilities are expected to change in the future. As previously disclosed, the Company will determine an estimated net asset value per share every six months beginning six months from the end of the Company’s offering stage. However, the Company’s Board of Directors may determine to update the Company’s estimated net asset value per share more frequently in its sole discretion.
The Company’s Board of Directors engaged Duff & Phelps, LLC (“Duff & Phelps”), to review the assumptions and methodologies applied by the Advisor in accordance with a set of limited procedures. Duff & Phelps reviewed the Advisor’s real estate valuations and the methodologies and assumptions used in determining the Advisor’s valuation conclusions (including discount rates, estimated cash flows and capitalization rates), and shared with the Company’s Board of Directors its views regarding the reasonableness of such methodologies and valuation conclusions. Nothing in the Duff & Phelps report caused the Company’s Board of Directors to question the reasonableness of the Advisor’s valuation of the Company’s real estate investments. After considering all information provided in light of the Board of Directors’ extensive knowledge of the Company’s assets, the Company’s Board of Directors determined that the Company’s estimated net asset value per share was $10.24 as of March 31, 2012.
Duff & Phelps has extensive experience in conducting appraisals on multifamily properties and certain of its personnel, including those who reviewed the methodologies and assumptions applied by the Advisor, have a Member of Appraisal Institute (“MAI”) designation. Duff & Phelps does not have any direct or indirect material interest in any transaction with the Company or in any currently proposed transaction to which the Company, Advisor or the Company’s directors or officers are a party. The Company believes there are no material conflicts of interest between Duff & Phelps and the Company, Advisor and the Company’s directors or officers.
Methodology
The following is a summary of the valuation methodologies used for the Company’s assets and liabilities:

Real Estate Investments. The Company’s Board of Directors determined that the market value of the fee interests in the Company’s portfolio of 11 multifamily properties as of March 31, 2012 was $156.8 million. The acquisition cost basis for the same properties was approximately $135.5 million.
In determining the value of the Company’s property portfolio, the Board of Directors considered the value of the 11 properties the Company owned at March 31, 2012, based upon future streams of cash flows expected by each property, discounted at an appropriate rate to convert the streams of cash flows into a present value (the discounted cash flow analysis), as determined by the Advisor in the Valuation Report. In preparing the Valuation Report, the Advisor also reviewed certain information, including, without limitation, recent appraisals of each of the Company’s real estate investments as prepared by independent third-party appraisers, comparable sales transactions, rent rolls, the costs of operating the properties and assumptions related to capital expenditures and market rental rates for the properties.

Notes Payable. The Valuation Report prepared by the Advisor contained an estimated valuation of the Company’s notes payable. The estimated value of the Company’s notes payable was equal to fair value as of March 31, 2012 as determined by United States generally accepted accounting principles (“GAAP”). The Company’s estimated cash flows were based on the remaining loan terms and on the Advisor’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and the collateral securing the loan. The Board of Directors determined that the value of the notes payable at March 31, 2012 was $93.9 million. The outstanding balance of our notes payable at March 31, 2012 was $92.9 million.

Other Assets and Liabilities. The Valuation Report prepared by the Advisor contained the Company’s other assets and liabilities, consisting primarily of cash, restricted cash, accounts receivable, accounts payable and accrued liabilities and other liabilities. These other assets and liabilities were considered by the Company’s
Board of Directors to be equal to fair value due to their short maturities.
Net Asset Value
The estimated net asset value per share was based upon 7,100,911 shares of the Company’s common stock outstanding as of March 31, 2012. The estimated net asset value per share does not reflect a liquidity discount for the fact that the shares are not currently traded on a national securities exchange, a discount for the non-assumability or prepayment obligations associated with certain of the Company’s debt, or a discount for the Company’s corporate level overhead.

The following table presents how the estimated net asset value per share was determined as of March 31, 2012 (dollars in thousands, except per share amount):

Real estate investments	$156,820
Cash and restricted cash	11,100
Other assets	4,717

$172,637

Other liabilities	6,007
Notes payable	93,892

$99,899

Estimated net asset value	$72,738

Common stock outstanding	7,101

Estimated net asset value per share	$10.24

Allocation of Estimated Value
As of March 31, 2012, the Company’s estimated net asset value per share was calculated as follows:

Real estate investments	$22.08(1)
Notes payable	$(13.22)
Other assets and liabilities	$1.38
Estimated net asset value per share	$10.24

(1)     The following are the key assumptions (shown on a weighted average basis) that were used in the discounted cash flow models to estimate the value of the Company’s real estate investments:

Exit capitalization rate	6.86%
Discount rate	9.15%
Annual market rent growth rate (a)	3.10%
Annual market expense growth rate (b)	3.00%
Holding period	10 years

(a)    Rate reflects estimated compounded annual growth rate (“CAGR”) for market rents over the second and third year of the discounted cash flow analysis.
(b)    Rate reflects estimated CAGR for market operating expenses over the duration of the discounted cash flow analysis.
While the Company believes that its assumptions are reasonable, a change in these assumptions would impact the calculation of the value of the Company’s real estate investments. For example, assuming all other factors remain unchanged, an increase in the average discount rate of 25 basis points would yield a decrease in the value of the Company’s real estate investments of 1.74%, while a decrease in the average discount rate of 25 basis points would yield an increase in the value of the Company’s real estate investments of 1.79%. Likewise, an increase in the average exit capitalization rate of 25 basis points would yield a decrease in the value of the Company’s real estate investments of 3.58%, while a decrease in the average exit capitalization rate of 25 basis points would yield an increase in the value of the Company’s real estate investments of 3.85%.

Limitations of the Estimated Net Asset Value per Share
Financial Industry Regulatory Authority, Inc. (“FINRA”) rules provide no guidance on the methodology an issuer must use to determine its estimated net asset value per share. As with any valuation methodology, the methodologies used to determine the estimated net asset value per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated value per share, which could be significantly different from the estimated value per share determined by the Company’s Board of Directors. The estimated net asset value per share determined by the Company’s Board of Directors does not represent the fair value of the Company’s assets less liabilities in accordance with GAAP, and such estimated net asset value per share is not a representation, warranty or guarantee that:

•	a stockholder would be able to realize the estimated net asset value per share if such stockholder attempts to sell his or her shares;

•	a stockholder would ultimately realize distributions per share equal to the estimated net asset value per share upon liquidation of the Company’s assets and settlement of the Company’s liabilities or a sale of the Company;

•	shares of the Company’s common stock would trade at the estimated net asset value per share on a national securities exchange;

•	a third party would offer the estimated net asset value per share in an arms-length transaction to purchase all or substantially all of the shares of the Company’s common stock; or

•
the methodologies used to determine the estimated net asset value per share would be acceptable to FINRA or under the Employee Retirement Income Security Act with respect to their respective requirements.

Further, the estimated net asset value per share was calculated as of a moment in time and the value of the Company’s shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets (including acquisitions and dispositions of real estate investments since March 31, 2012), developments related to individual assets and changes in the real estate and capital markets.

Item 9.01    Financial Statements and Exhibits.
Exhibit        Description

99.1	Letter to Stockholders, dated July 13, 2012

99.2	Press release, dated July 13, 2012

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEADFAST INCOME REIT, INC.

Date:	July 13, 2012	By:	/s/ Rodney F. Emery
Rodney F. Emery
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit        Description

99.1	Letter to Stockholders, dated July 13, 2012

99.2	Press release, dated July 13, 2012